Exhibit 10.02

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

CBS RADIO STATIONS INC.

and

ENTERCOM COMMUNICATIONS CORP.

i

4.7	Employee Matters	19
4.8	Further Assurances	21
4.9	Public Filings	21
4.10	No Solicitation	22

ARTICLE V CONDITIONS PRECEDENT		22

5.1	To Buyer’s Obligations	22
5.2	To Seller’s Obligations	23

ARTICLE VI DOCUMENTS TO BE DELIVERED AT THE CLOSING		24

6.1	Documents to be Delivered by Both Parties	24
6.2	Documents to be Delivered by Seller	24
6.3	Documents to be Delivered by Buyer	24

ARTICLE VII SURVIVAL; INDEMNIFICATION		25

7.1	Survival	25
7.2	Indemnification	25
7.3	Procedures	26
7.4	Computation of Indemnifiable Losses	27
7.5	Sole Remedy	27

ARTICLE VIII TERMINATION RIGHTS		27

8.1	Termination	27
8.2	Effect of Termination	28
8.3	Specific Performance	28

ARTICLE IX TAX MATTERS		29

9.1	Bulk Sales	29
9.2	Transfer Taxes	29
9.3	Taxpayer Identification Numbers	29

ARTICLE X OTHER PROVISIONS		29

10.1	Expenses	29
10.2	Benefit and Assignment	29
10.3	No Third Party Beneficiaries	30
10.4	Entire Agreement; Waiver; Amendment	30
10.5	Headings	30
10.6	Computation of Time	30
10.7	Governing Law; Waiver of Jury Trial	30
10.8	Construction	31
10.9	Notices	31
10.10	Severability	32
10.11	Counterparts	32

ARTICLE XI DEFINITIONS		33

11.1	Defined Terms	33
11.2	Terms Generally	38

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, made as of the 18th day of August, 2006, is between CBS Radio Stations Inc., a Delaware corporation (Seller”), and Entercom Communications Corp., a Pennsylvania corporation (“Buyer”).

RECITALS

Seller is the licensee of and operates the following radio broadcast stations (each a “Station,” and collectively, the “Stations”), pursuant to licenses issued by the Federal Communications Commission (the “FCC”):

WCMF-FM, Rochester, New York (Facility ID No. 1905)

WPXY-FM, Rochester, New York (Facility ID No. 53966)

WRMM-FM, Rochester, New York (Facility ID No. 1907)

WZNE(FM), Brighton, New York (Facility ID No. 6859)

Seller and Buyer have agreed that Seller will sell and Buyer will acquire substantially all of the assets of the Stations on the terms and subject to the conditions set forth in this Agreement, including the FCC’s consent to the assignment of the FCC Licenses (as defined below) to Buyer.  Definitions of certain capitalized terms used in this Agreement are set forth in Article XI.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
ASSETS TO BE CONVEYED

1.1          Station Assets.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use in the operation of the Stations, but excluding the Excluded Assets as hereinafter defined.  Except as provided in Section 1.2, the Station Assets include the following:

(a)           all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Stations, including those described on Schedule 1.1(a), and including any pending applications for or renewals or modifications thereof between the date hereof and the Closing (the “FCC Licenses”);

(b)           all equipment, electrical devices, antennas, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description, used or held for use in the operation of the Stations, except any retirements or dispositions of Tangible Personal Property made between the date hereof and Closing in the ordinary course of business and consistent with Section 4.2 (the “Tangible Personal Property”);

(c)           all contracts, agreements, leases and licenses used in the operation of the Stations (except agreements with Station Employees to the extent such agreements are subsequently excluded pursuant to Section 4.7) that (i) are listed on Schedule 1.1(c), except to the extent otherwise indicated on such Schedule, (ii) were entered into in the ordinary course of business and are reflected on the Reference Financial Statements, provided that such contracts do not require Buyer to make annual payments of more than $250,000 per market in the aggregate, (iii) were entered into in the ordinary course of business and relate to marketing, promotions or contests, or (iv) were or are made between June 30, 2006 and Closing in the ordinary course of business consistent with Section 4.2 (collectively, the “Station Contracts”);

(d)           to the extent transferable, all of Seller’s rights in and to the Stations’ call letters, registered and unregistered trademarks and associated goodwill, trade names, service marks, copyrights, jingles, logos, slogans, Internet domain names, Internet URLs, Internet web sites, content and databases, computer software, programs and programming material and other intangible property rights and interests applied for, issued to or owned by Seller that are used primarily in the operation of the Stations, including those listed on Schedule 1.1(d) (the “Intangible Property”);

(e)           all files, documents, records and books of account (or copies thereof) relating primarily to the operation of the Stations, including the Stations’ public inspection files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs but excluding any such documents relating to Excluded Assets (as defined below); and

(f)            all interests in real property, including any leases or licenses to occupy, used or held for use in the operation of the Stations described on Schedule 1.1(f) (the “Real Property”).

The assets to be transferred to Buyer hereunder are collectively referred to herein as the “Station Assets.”  The Station Assets shall be delivered as is, where is, without any representation or warranty by Seller except as expressly set forth in this Agreement, and Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in this Agreement.  The Station Assets shall be transferred to Buyer free and clear of liens, mortgages, pledges, security interests, claims and encumbrances (“Liens”) except for Permitted Liens, if any, and except as otherwise expressly provided in this Agreement.

1.2          Excluded Assets.  Notwithstanding anything to the contrary contained herein, Buyer expressly acknowledges and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Station Assets:

(a)           Seller’s books and records pertaining to the corporate organization, existence or capitalization of Seller;

(b)           all cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, treasury bills, marketable securities, asset or money market accounts or similar accounts or investments;

(c)           all accounts receivable existing at the Effective Time (the “Accounts Receivable”), notes receivable, promissory notes or amounts due from employees;

(d)           intercompany accounts receivable and accounts payable;

(e)           all insurance policies or any proceeds payable thereunder, except as otherwise contemplated by Section 4.4;

(f)            all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement;

(g)           all interest in and to refunds of Taxes relating to all periods prior to the Effective Time;

(h)           all tangible and intangible personal property disposed of or consumed between the date of this Agreement and the Closing Date, as permitted under this Agreement;

(i)            all rights to the CBS Eye Design and the names “CBS” and “CBS Radio” and logos or variations thereof, including trademarks, trade names and domain names, and all goodwill associated therewith;

(j)            all rights to marks not currently but previously used in the operation of the Stations, where such use has been abandoned by the Stations, and all goodwill associated therewith;

(k)           (i) all rights to marks identified on Schedule 1.2(k) and all goodwill associated therewith and (ii) all rights to marks used in the operation of the Stations and in connection with the operation of another station or business of Seller or any of its Affiliates other than or in addition to the Stations and all goodwill associated with such marks; provided that, in each case, Seller or one of its Affiliates shall grant Buyer, at Buyer’s request, the right, assignable in connection with an assignment of the Stations, to continue to use such mark royalty-free in the manner used by Seller at the applicable Station on a basis exclusive in the Nielsen Television Designated Market Area in which the Stations are located so long as Buyer uses such mark, but non-exclusive in that no right is granted to Buyer hereunder with respect to other markets (some of which may overlap), and such right is limited to the extent of Seller’s rights;

(l)            the Oracle Financial System and Infinium payroll system used by Seller and its Affiliates, whether in hard copy, stored on a computer, disk or otherwise;

(m)          (i) Group Contracts, except to the extent that Schedule 1.1(c) specifically provides for the partial assignment and assumption of any such Group Contract and (ii) agreements relating to the employment of Station Employees that do not become Transferred Employees as provided in Section 4.7;

(n)           any asset or property which is used or held for use by Seller or an Affiliate of Seller not located at the Stations’ offices in Rochester, New York or the Stations’ transmitter sites and not used primarily in the operation of the Stations;

(o)           all ASCAP, BMI and SESAC licenses;

(p)           all items of personal property owned by personnel at the Stations;

(q)           any cause of action or claim relating to any event or occurrence prior to the Effective Time;

(r)            all rights of Seller under this Agreement or the transactions contemplated hereby; and

(s)           the contracts identified on Schedule 1.2(s).

1.3          Assumption of Obligations.  At the Closing, Buyer shall assume and agrees to pay, discharge and perform the following (collectively, the “Assumed Obligations”):

(a)           all liabilities, obligations and commitments of Seller under the Station Contracts to the extent they accrue or relate to any period at or after the Effective Time;

(b)           all liabilities, obligations and commitments relating to Transferred Employees as provided for in Section 4.7;

(c)           any current liability of Seller to the extent Buyer has received a credit under Section 1.7; and

(d)           all liabilities and obligations relating to the Station Assets arising out of Environmental Laws at or after the Effective Time, except to the extent that Seller is obligated under Section 7.2(a) (Indemnification) to indemnify Buyer for Losses arising out of or resulting from Seller’s breach of any representation or warranty in Section 2.12 (Environmental).

1.4          Retained Liabilities.  Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or documents delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise, other than the Assumed Obligations (the “Retained Liabilities”).

1.5          Purchase Price.  In consideration for the sale of the Station Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller the sum of $42,000,000 (the “Purchase Price”) by wire transfer of immediately available federal funds pursuant to wire instructions that Seller shall provide to Buyer.

1.6          Closing.  Subject to Section 8.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the consummation of the sale and purchase of the Station Assets and the assumption of the Assumed Obligations hereunder (the “Closing”) shall take place (by electronic exchange of the documents to be delivered at the Closing) on the later of (a) five Business Days after the day that the FCC Consent becomes effective and (b) the date on which each of the other conditions to Closing set forth in Article V has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time).  Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree in writing.  The date on which the Closing is to occur is referred to herein as the “Closing Date.”  The effective time of the Closing shall be 12:01 a.m., local Station time, on the Closing Date (the “Effective Time”).

1.7          General Proration.

(a)           All Station Assets that would be classified as assets in accordance with GAAP, and all Assumed Obligations that would be classified as liabilities in accordance with GAAP (including accrued but unpaid commissions, but excluding equity non-cash compensation), shall be prorated between Buyer and Seller as of the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Station Assets” and the “Prorated Assumed Obligations”).  Such Prorated Station Assets and Prorated Assumed Obligations relating to the period prior to the Effective Time shall be for the account of Seller and those relating to the period on or after the Effective Time for the account of Buyer and shall be prorated accordingly.

(b)           Such prorations shall include all ad valorem and other property taxes, utility expenses, liabilities and obligations under Station Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as accrued but unpaid commissions, deferred revenue and prepayments, attributable to the ownership and operation of the Stations that straddle the period before and after the Effective Time.  If such amounts were prepaid by Seller prior to the Effective Time and Buyer will receive a benefit after the Effective Time, then Seller shall receive a credit for such amounts.  If Seller was entitled to receive a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts.  To the extent not known, real estate and personal property taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained even if such is ascertained after the Settlement Statement is so determined.  Notwithstanding anything in this Section 1.7 to the contrary, there shall be no proration under this Section 1.7 for Tradeout Agreements.

(c)           Accrued vacation liabilities for Transferred Employees shall be included in the prorations, but there shall be no proration under this Section 1.7 for sick leave for Transferred Employees.

(d)           Within 45 days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed pro rata adjustment of assets and liabilities in the manner described in Section 1.7(a) and Section 1.7(b), for the Stations, as of the Effective Time (the “Settlement Statement”) setting forth the Prorated Assumed Obligations and the Prorated Station Assets together with a schedule setting forth, in reasonable detail, the components thereof.

(e)           During the 30-day period following the receipt of the Settlement Statement (i) Seller and its independent auditors, if any, shall be permitted to review and make copies reasonably required of (A) the financial statements of Buyer relating to the Settlement Statement; (B) the working papers of Buyer and its independent auditors, if any, relating to the Settlement Statement; (C) the books and records of Buyer relating to the Settlement Statement; and (D) any supporting schedules, analyses and other documentation relating to the Settlement Statement and (ii) Buyer shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of Seller and its independent auditors, if any, as Seller reasonably believes is necessary or desirable in connection with its review of the Settlement Statement.

(f)            The Settlement Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date.  The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is given to Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(g)           Within 10 Business Days after the Settlement Statement becomes final and binding upon the parties, (i) Buyer shall be required to pay to Seller the amount, if any, by which the Prorated Station Assets exceeds the Prorated Assumed Obligations or (ii) Seller shall be required to pay to Buyer the amount, if any, by which the Prorated Assumed Obligations exceeds the Prorated Station Assets.  All payments made pursuant to this Section 1.7(g) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(h)           Notwithstanding the foregoing, in the event that Seller delivers a Notice of Disagreement, Seller or Buyer shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Notice of Disagreement, and Seller or Buyer, as applicable, shall within 10 Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Seller or Buyer to the other, as the case may be, pending resolution of the Notice of Disagreement together with interest thereon, calculated as described above.

(i)            During the 30-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Seller shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period:  (i) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Seller and its independent auditors, if any, at Seller’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (A) the financial statements of the Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement; (B) the working papers of Seller, in the case of Buyer, and Buyer, in the case of Seller, and such other party’s auditors, if any, relating to the Notice of Disagreement; (C) the books and records of Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement; and (D) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Seller, in the case of Buyer, and Buyer, in the case of Seller, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(j)            If, at the end of such 30-day period, Buyer and Seller have not resolved such differences, Buyer and Seller shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within 60 days after selection of the Accounting Firm, Buyer and Seller shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Seller shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such materials to the Accounting Firm.  Buyer and Seller agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.7 shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Seller.

1.8          Accounts Receivable.

(a)           At the Effective Time, Seller shall designate Buyer as its agent solely for the purpose of collecting the Accounts Receivable.  Seller shall deliver to Buyer, on or immediately after the Effective Time, a statement of the Accounts Receivable.  Buyer shall use commercially reasonable efforts in the ordinary course of business to collect the Accounts Receivable during the period (the “Collection Period”) beginning at the Effective Time and ending on the 120th day following the Effective Time consistent with Buyer’s practices for collection of its accounts receivable.  Any payment received by Buyer (i) at any time following the Effective Time, (ii) from a customer of the Stations after the Effective Time that was also a customer of the Stations prior to the Effective Time and that is obligated with respect to any Accounts Receivable and (iii) that is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Seller in accordance with Section 1.8(b); provided further, however, that if, prior to the Effective Time, Seller or, after the Effective Time, Seller or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Buyer shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable.  Buyer shall not refer any of the Accounts Receivable to a collection agency or to an attorney for collection.

(b)           On or before the 10th day following the end of each calendar month in the Collection Period, Buyer shall deposit into an account identified by Seller the amounts collected during the preceding month of the Collection Period with respect to the Accounts Receivable in immediately available funds by wire transfer.  Buyer shall furnish Seller with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account.  Following the Collection Period, Seller shall be entitled to inspect and/or audit the records maintained by Buyer pursuant to this Section 1.8, upon reasonable advance notice and during normal business hours.

(c)           Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 1.8, except that Buyer shall promptly pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable.  Following the Collection Period, Seller may pursue collections of all the Accounts Receivable, and Buyer shall deliver to Seller all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Seller for the purpose of collecting any outstanding Accounts Receivable.

(d)           If Buyer fails to remit any amounts collected pursuant to this Section 1.8, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the date such amount was due until the date of actual payment.

1.9          Allocation.  Seller and Buyer will each allocate the Purchase Price in accordance with the respective fair market values of the Station Assets being purchased and sold,

as determined by an appraisal (the “Appraisal”) to be performed by Bond & Pecaro, and in accordance with the requirements of Section 1060 of the Code, and shall each file its federal income tax returns and its other Tax Returns reflecting such allocation; provided, however that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax authority based on or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such allocation.  Bond & Pecaro shall be jointly retained by Buyer and Seller to perform the Appraisal, and the cost of the Appraisal shall be borne equally by each.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1          Existence and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.  Seller has the requisite corporate power and authority to own and operate the Stations as currently operated.

2.2          Corporate Authorization.

(a)           The execution and delivery by Seller of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated hereby (the “Seller Ancillary Agreements”), the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all requisite corporate action on the part of Seller.

(b)           This Agreement has been, and each Seller Ancillary Agreement will be, duly executed and delivered by Seller.  This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Seller Ancillary Agreement will constitute when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

2.3          Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSRA and (b) the FCC.

2.4          Noncontravention.  Except as disclosed on Schedule 2.4, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Seller; (b) assuming compliance with the matters referred to in Section 2.3, conflict with or violate any Law or Governmental Order applicable to Seller; (c) require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Seller under, any provision of (i) any Station Contract other than Real Property Leases or (ii) any Real Property Lease; or (d) result in the creation or imposition of any Lien on any of the Station Assets, except for Permitted Liens, except, in the case of clauses (b), (c)(i) and (d), for any such violations, consents, actions, defaults, rights or losses as would not have a Seller Material Adverse Effect.

2.5          Absence of Litigation. There is no Action pending or, to Seller’s knowledge, threatened against Seller (a) that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement or (b) that, if adversely determined, would reasonably be expected to have a Seller Material Adverse Effect, unless all liability that may result from such adverse determination is a Retained Liability.

2.6          Financial Statements.  The unaudited results of operations of the Stations for calendar years 2003, 2004 and 2005 and the first six months of calendar year 2006 included at Schedule 2.6 (the “Reference Financial Statements”) are derived from the books and records of the Stations and were prepared in accordance with the internal accounting policies of CBS Radio Inc. and CBS Corporation, as applicable to financial reporting at the radio station level.  The Reference Financial Statements present fairly, in all material respects, the results of operations of the Stations for the periods then ended consistent with the internal accounting policies of CBS Radio Inc. and CBS Corporation, as applicable to financial reporting at the radio station level.  During the period from June 30, 2006 to the date hereof, inclusive, there has been no change in the financial condition or the results of operations of the Stations and no event has occurred which has had or would reasonably be expected to have a Seller Material Adverse Effect.

2.7          FCC Licenses.

(a)           Seller has made available to Buyer true, correct and complete copies of the FCC Licenses, including any and all amendments and modifications thereto.  The FCC Licenses were validly issued by the FCC, are validly held by Seller and are in full force and effect.  The FCC Licenses are not subject to any condition except for those conditions that appear on the face of the FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 2.7(a).  The FCC Licenses listed on Schedule 1.1(a) constitute all authorizations issued by the FCC necessary for the operation of the Stations as currently conducted by Seller, except for immaterial licenses ancillary to the operation of the Stations.

(b)           Except as otherwise set forth on Schedule 2.7(b), the FCC Licenses for each Station have been issued or renewed for the full terms customarily issued to radio broadcast stations licensed to the state in which the Station’s community of license is located.  Except as set forth on Schedule 2.7(b), Seller has no applications pending before the FCC relating to the operation of the Stations.

(c)           Except as set forth on Schedule 2.7(c), Seller has operated the Stations in compliance with the Communications Act of 1934, as amended (the “Communications Act”) and the FCC Licenses, has filed or made all applications, reports and other disclosures required by the FCC to be made in respect of the Stations and has timely paid all FCC regulatory fees in respect thereof, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d)           Except as set forth on Schedule 2.7(d), to the knowledge of Seller after due inquiry by its FCC counsel and consultation by Seller with such counsel, there are no petitions, complaints, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture, proceedings or other actions pending or threatened before the FCC relating to the Stations that would reasonably be expected to have an adverse effect on the operation of the Stations, other than proceedings affecting the radio broadcast industry generally.

2.8          Tangible Personal Property.  Except as disclosed on Schedule 2.8(a), Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens.  Except as disclosed on Schedule 2.8(b), the Tangible Personal Property is in normal operating condition, ordinary wear and tear excepted.

2.9          Station Contracts.  Each of the Station Contracts (including each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).  Seller is not in material default under any Station Contract, and, to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.  Except as otherwise set forth on Schedule 1.1(c), Seller has provided to Buyer prior to the date of this Agreement true and complete copies of all material Station Contracts (including each Real Property Lease).

2.10        Intangible Property.  Schedule 1.1(d) contains a description of the call letters of the Stations and all owned and registered Intangible Property.  Except as set forth on Schedule 2.10, Seller has received no notice of any claim that its use of any material Intangible Property infringes upon or conflicts with any third party rights.  Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

2.11        Real Property.  Schedule 1.1(f) includes a list of each lease, sublease, license or similar agreement pertaining to the Real Property (the “Real Property Leases”).  Seller has good and valid leasehold interest in the Real Property conveyed by the Real Property Leases or has a valid license to occupy the Real Property.  The Real Property Leases provide sufficient access to the Stations’ facilities.  To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.  Seller has received no notice of default under or termination of any Real Property Leases, and Seller has no knowledge of any default under any Real Property Lease.  Seller has delivered to Buyer true and correct copies of the Real Property Leases together with all amendments thereto.  Except as set forth on Schedule 1.1(c) or Schedule 1.1(f), Seller has not granted any oral or written right to any Person (other than Seller) to lease, sublease, license or otherwise occupy any of the Real Property.

2.12        Environmental.  Except as set forth on Schedule 2.12, to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable Environmental Law has been generated, stored, transported or released on, in, from or to the Real Property in violation of any applicable Environmental Law.  Except as set forth on Schedule 2.12, (a) Seller has complied in all material respects with all Environmental Laws applicable to the Stations or any of the Real Property, (b) there are no underground storage tanks used by Seller in the operations of the Stations, and (c) to Seller’s knowledge, there is no friable asbestos or PCBs contained in any of the Station Assets.  To Seller’s knowledge, Seller has delivered to Buyer true and complete copies of all environmental assessments or reports in its possession relating to the Real Property, which are listed on Schedule 2.12.  “Environmental Laws” are those environmental, health or safety laws and regulations applicable to Seller’s activities at the Real Property in effect.

2.13        Employee Information.

(a)           Schedule 2.13(a) contains a true and complete list as of the date set forth thereon of all Station Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), title, whether such Station Employee is a union or non-union employee, whether such Station Employee is full-time, part-time or per-diem and a general description of benefits, including severance and vacation benefits, if any.  Each Station Employee listed on Schedule 2.13(a) is employed by Seller or an Affiliate of Seller as of the date set forth in Schedule 2.13(a).

(b)           Except as otherwise set forth on Schedule 2.13(b), none of the Stations is subject to or bound by any labor agreement or collective bargaining agreement. To the knowledge of Seller, there is no activity involving any Station Employee seeking to certify a collective bargaining unit or engaging in any other organization activity.

2.14        Compliance with Laws.  Except as set forth on Schedule 2.14, Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any Governmental Authority that are applicable to Seller’s operation of the Stations and ownership of the Station Assets.

2.15        Taxes.  Seller has, in respect of the Stations’ business, filed all material Tax Returns required to have been filed by it under applicable Law and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessments which have become payable.

2.16        Sufficiency and Title to Station Assets.  Except for the Excluded Assets, the Station Assets constitute all the assets used or held for use by Seller in the business or operation of the Stations.  Seller, or an Affiliate of Seller, owns, leases or is licensed to use all of the Station Assets free and clear of Liens, except for Permitted Liens.  Seller will cause any Station Assets currently owned or held for use by any Affiliate of Seller to be transferred to Seller prior to the Closing.  Since January 1, 2006, no material properties or assets that were or are used in the operation of the Stations have been transferred or assigned by Seller to any Affiliate of Seller, except as set forth on Schedule 2.16.

2.17        No Finder.  No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Seller Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Seller or any party acting on Seller’s behalf.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1          Existence.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  As of the Closing, Buyer will be duly qualified to do business and in good standing in each jurisdiction where such qualification is necessary.

3.2          Corporate Authorization and Power.

(a)           The execution and delivery by Buyer of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby (the “Buyer Ancillary Agreements”), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all requisite corporate action on the part of Buyer.

(b)           This Agreement has been, and each Buyer Ancillary Agreement will be, duly executed and delivered by Buyer.  This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Buyer Ancillary Agreement will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.3          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each applicable Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSRA, (b) the FCC and (c) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain would not have a Buyer Material Adverse Effect.

3.4          Noncontravention.  The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 3.3, conflict with or violate any Law or Governmental Order applicable to Buyer; or (c)

except as set forth on Schedule 3.4, require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound, except, in the case of clauses (b) and (c), for any such violations, consents, actions, defaults, rights or losses as could not have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.5          Absence of Litigation.  There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

3.6          FCC Qualifications.  Except for the matters set forth on Schedule 3.6, (a) Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act, and the rules, regulations and policies of the FCC, (b) there are no facts that would, under existing Law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the other Station Assets, and (c) no waiver of any FCC rule or policy relating to the qualifications of Buyer is necessary for the FCC Consent to be obtained.

3.7          Financing.  Buyer, as of the Closing Date, will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it in accordance with the terms of this Agreement and the Buyer Ancillary Agreements.

3.8          No Finder.  No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Buyer Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Buyer or any party acting on Buyer’s behalf.

ARTICLE IV
COVENANTS

4.1          Governmental Approvals.

(a)           Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement, including, in the case of Buyer, to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of, or limit the ownership or operations of all or any portion of its businesses, assets or operations.  Buyer and Seller will cooperate with each other in making such filings with the FCC as may be necessary or appropriate in connection with any divestiture by Buyer of its interests in radio stations, including the Stations, pursuant to the terms of this Section 4.1(a).

(b)           FCC Application.

(i)            The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC.  Within 10 Business Days after execution of this Agreement, Buyer and Seller shall file the FCC Application.  Seller and Buyer shall thereafter prosecute the FCC Application with all commercially reasonable diligence and otherwise use commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable.  Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Application, and shall furnish all information required by the FCC.

(ii)           The parties acknowledge that license renewal applications are currently pending for the FCC Licenses.  The parties further acknowledge that the FCC generally will not allow the consummation of an acquisition a radio broadcast station if a license renewal application for the station is pending.  The parties, however, desire to consummate the transactions contemplated by this Agreement as soon as possible, subject to the terms of this Agreement.  In order to ensure that the FCC acts on the FCC Application in the normal course and to allow the parties to consummate the transactions contemplated by this Agreement as soon as possible, Buyer agrees to advise the FCC in writing, either in a letter submitted to the FCC or in the FCC Application itself, of Buyer’s express willingness to abide by the procedures set forth in paragraph 35 of Stockholders of CBS, 11 FCC Rcd 3733, 3750 (1995), and to assume the consequences associated with Buyer succeeding to the place of Seller in such renewal applications.  Seller agrees to indemnify Buyer for all Losses relating to FCC matters that may arise out of or result from such agreement without regard to the limitations set forth in the last sentence of Section 7.2(a).

(c)           Compliance with Antitrust Laws.  Each of Buyer and Seller agrees to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSRA (including making a request for early termination of the waiting period thereunder), with respect to the transactions contemplated hereby (i) within 30 days after execution of this Agreement, if it is determined that HSRA notification with respect to this Agreement may be filed separately from the HSRA notification with respect to the Asset Purchase Agreement of even date herewith among Seller, Texas CBS Radio L.P., CBS Radio Inc. of Illinois and Buyer (the “Multi-Market Purchase Agreement”) or (ii) within five Business Days after execution of this Agreement, if a single HSRA notification must be filed for both this Agreement and the Multi-Market Purchase Agreement.  Buyer and Seller each agree to furnish to the other party all information that the other reasonably requests in connection with such filings, and to supply, as promptly as practicable, any additional information and documentary material that may be requested pursuant to the HSRA.  The consummation of the transactions contemplated by this Agreement is conditioned upon the termination or expiration of the waiting period under the HSRA without the institution or threat of any action with respect to such consummation.

(d)           Commercially Reasonable Efforts.  In connection with the efforts referenced in Section 4.1(a), Section 4.1(b) and Section 4.1(c) to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSRA or any other Antitrust Law and (ii) the FCC Consent, each of Buyer and Seller shall use its commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) keep the other party informed in all material respects of any material communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party and (C) permit the other party to review any material non-confidential communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, DOJ, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.

(e)           Governmental Filing or Grant Fees.  Except as otherwise provided in this Agreement, any filing or grant fees (including FCC and HSRA filing fees) imposed by any Governmental Authority, the consent of which is required for the transactions contemplated hereby, shall be borne equally by Seller and Buyer.  In addition, Seller and Buyer shall bear equally any fees incurred by Seller in the publication of the requisite local public notice regarding the FCC Application under Section 73.3580(d)(3) of the FCC’s rules.

4.2          Conduct of Business.

(a)           Prior to Closing.  Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement, or with the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed and which shall be deemed given if Buyer does not respond to Seller’s request within five Business Days of receipt thereof, Seller shall:

(i)            maintain the FCC Licenses in full force and effect;

(ii)           operate the Stations in all material respects in accordance with the FCC Licenses, the Communications Act, the FCC rules and regulations and all applicable Laws;

(iii)          not adversely modify any of the FCC Licenses, except as may be provided in any pending application identified on Schedule 2.7(b);

(iv)          use commercially reasonable efforts to cause all Liens on the Station Assets, other than Permitted Liens, to be released in full prior to Closing;

(v)           use commercially reasonable efforts to provide Buyer with any financial information regarding the Stations as is maintained by Seller on a basis not consolidated with other stations and requested by Buyer that is reasonably necessary to satisfy any reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Stations;

(vi)          not, other than in the ordinary course of business and consistent with past practice, terminate, rescind, or waive any rights under any Station Contracts;

(vii)         not enter into any new contracts or agreements in connection with the operation of the Stations (or amend any existing Station Contract) (i) other than in the ordinary course and consistent with past practice and (ii) provided that any such new contracts or amendments that are binding after the Closing, except for those contracts or agreements entered into pursuant to Section 4.2(a)(viii), Section 4.2(a)(xix) or Section 4.5(b), shall require post-Closing payments by Buyer of less than $250,000 (in the aggregate under such new contracts or amendments);

(viii)        with respect to Station Employees, not (A) grant raises other than raises that would be given in the ordinary course of business consistent with past practice in connection with the October 1st focal point review, (B) pay substantial bonuses other than (x) stay bonuses or enhanced severance for which the Buyer has no liability or (y) bonuses contemplated under existing employee arrangements, (C) enter into any new employment agreements that are not terminable at will or (D) agree to do any of the foregoing;

(ix)           repair the items and complete the capital projects set forth on Schedule 4.2;

(x)            notify Buyer promptly (A) if a Station is off the air for a continuous period of 12 hours or more or (B) if a Station’s normal broadcast transmissions are materially impaired for a continuous period of more than 24 hours;

(xi)           operate the Stations in the ordinary course of business consistent with past practice;

(xii)          use commercially reasonable efforts to preserve the business and goodwill of the Stations and the Station Assets;

(xiii)         not change the programming formats of any of the Stations;

(xiv)        adhere in all material respects to the Stations’ current practices, a summary of which has been delivered to Buyer, with respect to the amount of airtime available to broadcast commercials on the Stations;

(xv)         maintain the Tangible Personal Property and the Real Property in normal operating condition consistent with Seller’s past practices, ordinary wear and tear excepted;

(xvi)        maintain the Stations’ inventories of spare parts and supplies in the ordinary course and at levels consistent with past practices;

(xvii)       not sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, except (A) the ordinary course disposition of items that either are obsolete or unnecessary for the continued operation of the Stations as currently operated or are replaced by assets of comparable or superior utility or (B) pursuant to existing contracts or commitments listed on Schedule 1.1(c), if any, or agree to do any of the foregoing;

(xviii)      make all capital expenditures with respect to the Stations in the ordinary course in accordance with past practices, including those relating to the capital projects set forth on Schedule 4.2; and

(xix)         make expenditures on market research and promotional activities with respect to the Stations in the ordinary course in accordance with the past practices.

(b)           Control of Stations.  Subject to the provisions of this Section 4.2, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing.  Such operations shall be the sole responsibility of Seller and shall be in its complete discretion.

4.3          Access to Information; Inspections; Confidentiality; Publicity.

(a)           Between the date hereof and the Closing Date, Seller shall furnish Buyer with such information relating to the Station Assets as Buyer may reasonably request, at Buyer’s expense and provided such request does not interfere unreasonably with the business of the Stations.

(b)           Between the date hereof and the Closing Date, upon prior reasonable notice, Seller shall give Buyer and its representatives reasonable access to the Station Assets during regular business hours.

(c)           Nothing contained herein should be deemed to negate or limit the Seller’s or any of its Affiliates’ rights or any obligations of the Buyer or any of its Affiliates under that certain letter agreement, dated April 5, 2006, by and between CBS Corporation and Entercom Communications Corp. (the “Confidentiality Agreement”), which is incorporated herein by reference.

(d)           No news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably conditioned, withheld or delayed) unless otherwise required by Law or any regulation or rule of any stock exchange binding upon such party.  Where any announcement, communication or circular concerning the transactions contemplated by this Agreement is required by Law or any regulation or rule of any stock exchange, it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other party.

4.4          Risk of Loss.

(a)           Seller shall bear the risk of any casualty loss or damage to any of the Station Assets prior to the Effective Time.  In the event of any casualty loss or damage to the Station Assets prior to the Effective Time, Seller shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Station Asset (the “Damaged Asset”) unless such Damaged Asset was obsolete and unnecessary for the continued operation of the Stations consistent with Seller’s past practice and the FCC Licenses.  If Seller is unable to repair or replace a Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, then the proceeds of any insurance covering such Damaged Asset shall be assigned to Buyer at Closing, and to the extent such proceeds are not sufficient to cover the reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Asset after the Closing, Seller shall reimburse Buyer by an amount equal to the deficiency.

(b)           If a Station is off the air prior to Closing, then Seller shall use commercially reasonable efforts to return the Station to the air as promptly as practicable in the ordinary course of business.  Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing, a Station is off the air or operating with a material reduction in coverage, then Closing shall be postponed until the date five Business Days after such Station returns to the air, and, if applicable, such reduction in coverage is substantially corrected.

4.5          Consents to Assignment; Estoppel Certificates. After the execution of this Agreement and prior to Closing, Seller shall use its commercially reasonable efforts to obtain (a) any third-party consents necessary for the assignment of any Station Contract or Real Property Lease and (b) estoppel certificates duly executed by the lessors under the Real Property Leases in the form of Exhibit A attached hereto.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Station Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Station Contract or in any way adversely affect the rights of Buyer or Seller thereunder.  If such consent is not obtained prior to the Closing Date, (i) Seller shall use its commercially reasonable efforts to (x) obtain such consent as soon as possible after the Closing Date, (y) provide to Buyer the financial and business benefits of any such Station Contract and (z) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller arising from any such Station Contract; and (ii) Buyer shall assume the obligations under such Station Contract in accordance with this Agreement.  Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to pay consideration (except as may be specifically contemplated by the relevant Station Contract) to any third party to obtain any consent or estoppel certificate.

4.6          Notification. Each party shall notify the other party of the initiation or threatened initiation of any litigation, arbitration or administrative proceeding that challenges the transactions contemplated hereby, including any challenges to the FCC Application.

4.7          Employee Matters.

(a)           Buyer may, but is not obligated to, hire any of the Station Employees.  No later than 30 days prior to Closing, Buyer shall notify Seller in writing (i) whether or not it will offer employment to a Station Employee and (ii) whether or not it will assume the employment agreement (including any account executive agreement or bonus term sheet), if any, for such Station Employee.  In addition, Buyer agrees to use good faith efforts to notify Seller of the key Station Employees to whom it intends to offer employment within 30 days of the date of this Agreement, but failure to make such notification shall not constitute a breach of this Agreement.  Subject to the reimbursement obligation set forth in Section 4.7(b) below, in the event Buyer elects not to assume an employment agreement, such employment agreement shall be an Excluded Asset and shall not be assumed by Buyer.  Prior to the Closing, Buyer shall offer employment, effective the Employment Commencement Date (as defined below), to the Station Employees as identified on such notice at a monetary compensation (or compensation formula, including base salary, commission rate and bonus opportunity) at least as favorable as that provided by Seller immediately prior to the Employment Commencement Date.  With respect to any Transferred Employee (as defined below) who is party to an employment agreement with Seller, such employment agreement shall be assumed by Buyer, to the extent set forth on Schedule 1.1(c) or entered into in accordance with the provisions of Section 4.2(a), and included in the Station Contracts.  The “Employment Commencement Date” shall mean the Closing Date.

(b)           Notwithstanding anything herein to the contrary, Buyer shall, within three Business Days of Seller’s request, reimburse Seller for all severance, termination or separation payments (including costs for termination of employment agreements not assumed by Buyer and also including medical and dental plan coverage continuation) actually made to those Station Employees not offered employment by Buyer, but only to the extent that (i) such severance obligations arise under agreements or corporate policies of Seller in effect as of, and disclosed to Buyer prior to, the date of this Agreement, and (ii) such payments exceed, in the aggregate, $625,000, under this Agreement and the Multi-Market Purchase Agreement.

(c)           With respect to the Station Employees who accept Buyer’s offer of employment and are hired by Buyer (the “Transferred Employees”), Seller shall be responsible for all compensation and benefits arising prior to the Employment Commencement Date (in accordance with Seller’s employment terms), and Buyer shall be responsible for all compensation and benefits arising on or after the Employment Commencement Date (in accordance with Buyer’s employment terms).  Seller shall remain responsible for satisfying the obligations, if any, to pay equity compensation to Transferred Employees under the terms of Seller’s equity compensation plans or agreements with Transferred Employees, which obligations were created under Seller’s equity compensation plans or agreements with Transferred Employees prior to the Employment Commencement Date.

(d)           Provided that Buyer receives an appropriate proration under Section 1.7, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of Closing as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such Transferred Employees (such obligations being a part of the Assumed Obligations).  Notwithstanding any other provision contained herein, Buyer shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of Seller, provided that Buyer shall not be required to pay any Transferred Employee for unused sick leave.

(e)           Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including health insurance plans) and “employee pension benefit plans,” as defined in Section 3(1) and 3(2) of ERISA, respectively, to the extent similarly situated employees of Buyer are generally eligible to participate, with coverage effective immediately upon the Employment Commencement Date.  Buyer also shall ensure, to the extent permitted by applicable Law (including ERISA and the Code) and Buyer’s plans, that Transferred Employees receive credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by Seller.  For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such employee welfare benefit plans (including any severance plans or policies) and defined contribution plans for which Transferred Employees may be eligible after Closing, Buyer shall ensure, to the extent permitted by applicable Law (including ERISA and the Code), that service with Seller (as shown on Schedule 2.13) shall be deemed to have been service with Buyer.

(f)            Buyer shall also permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances into Buyer’s 401(k) plan as of the Employment Commencement Date, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan administrator.

(g)           Except as prohibited by applicable Law, after the Closing Seller shall deliver to Buyer originals or copies of all personnel files and records (excluding medical and benefit plan records) related to the Transferred Employees, and Seller shall have reasonable continuing access to such files and records thereafter.

(h)           From the date hereof until the eighteen-month anniversary of the Employment Commencement Date, Seller shall not solicit for employment any account executives, on-air talent or managers included in the Transferred Employees, other than pursuant to a general solicitation not specifically targeted at any employees of the Stations, and shall not during such period hire or transfer any of such employees to work for any radio station under the control of CBS Corporation, other than at the Stations.

4.8          Further Assurances. After Closing, each party hereto shall execute all such instruments and take all such actions as any other party may reasonably request, without payment of further consideration, to effectuate the transactions contemplated by this Agreement, including the execution and delivery of confirmatory and other transfer documents in addition to those to be delivered at Closing.

4.9          Public Filings. Seller acknowledges that Buyer may be obligated to use the pre-Closing financial statements of the Stations and other information in connection with filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Public Filings”), to be issued or filed by Buyer.  For a period of three (3) years from the Closing Date, Seller shall cooperate in a commercially reasonable manner with Buyer so that Buyer can obtain information sufficient for Buyer to prepare such Public Filings, in each case the out-of-pocket costs for which shall be borne solely by Buyer.  The foregoing cooperation of Seller shall include (a) granting Buyer and its accountants full and complete access to the books and records of the Stations and to any personnel knowledgeable about such books and records (including the accountants of Seller) in each case, to the extent reasonably requested by Buyer and (b) with respect to the period of time that the Stations and the Station Assets were owned or controlled by Seller or an Affiliate thereof, signing customary management representation letters related to the financial statements and any time the Stations were owned or controlled by Seller, Seller agrees to provide all relevant financial information in its possession with respect to such periods, to contact the former owners of the Stations on behalf of Buyer and to assist Buyer in arranging access to financial information of such former owners.

4.10        No Solicitation.  From the date hereof, until the earlier of the Closing Date or the termination of this Agreement, Seller and its Affiliates will not, directly or indirectly, encourage, solicit, or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any sale or disposition of all, or substantially all, of the Station Assets or the FCC Licenses, provided that this Section 4.10 shall not apply to any discussions or negotiations involving the securities of Seller or any Affiliate of Seller.

ARTICLE V
CONDITIONS PRECEDENT

5.1          To Buyer’s Obligations. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Seller made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (A) for changes expressly contemplated by this Agreement or permitted under Section 4.2 (Conduct of Business Prior to Closing), (B) casualty losses or damages subject to Section 4.4 (Risk of Loss), or (C) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Seller Material Adverse Effect.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.  Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied.

(b)           Governmental Consents.  The FCC Consent shall have been granted and shall be in full force and effect and shall contain no provision materially adverse to any of Buyer, Buyer’s Affiliates or the Stations and shall have become a Final Order; provided that the condition as to a Final Order shall not apply (i) if no filing shall have been made with the FCC by any third party that pertains to or becomes associated with the FCC Application, or (ii) if any such filing shall have been made, then if, in the reasonable opinion of Buyer’s FCC counsel, the objection set forth in the filing would not reasonably be expected to result in a denial of the FCC Consent or a designation for hearing of the FCC Application.  Any waiting period under the HSRA shall have been terminated or expired.

(c)           Adverse Proceedings.  No Governmental Order shall have been rendered against any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no proceeding shall be pending before any Governmental Authority, other than the FCC, challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.

(d)           Authorization.  Buyer shall have received a true and complete copy, certified by an officer of Seller, of the resolutions duly and validly adopted by the board of directors of Seller, evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

(e)           Deliveries.  Seller shall have made or stand willing to make all the deliveries required under Sections 6.1 and 6.2.

5.2          To Seller’s Obligations. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (A) for changes expressly contemplated by this Agreement or (B) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.  Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 5.2(a) have been satisfied.

(b)           Governmental Consents.  The FCC Consent shall have been granted and shall be in full force and effect and shall contain no provision materially adverse to Seller or Seller’s Affiliate.  Any waiting period under the HSRA shall have been terminated or expired.

(c)           Adverse Proceedings.  No Governmental Order shall have been rendered against any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no proceeding shall be pending before any Governmental Authority, other than the FCC, challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.

(d)           Authorization.  Seller shall have received a true and complete copy, certified by an officer of Buyer, of the resolutions duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

(e)           Deliveries.  Buyer shall have made or stand willing to make all the deliveries required under Sections 6.1 and 6.3 and shall have paid or stand willing to pay the Purchase Price as provided in Section 1.5.

ARTICLE VI
DOCUMENTS TO BE DELIVERED AT THE CLOSING

6.1          Documents to be Delivered by Both Parties.  At the Closing, each of Buyer and Seller shall execute and deliver to the other as applicable:

(a)           a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit B-1; and

(b)           a duly executed Assignment and Assumption Agreement for the Real Property Leases, substantially in the form of Exhibit B-2.

6.2          Documents to be Delivered by Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)           the certificate described in Section 5.1(a);

(b)           the documents described in Section 5.1(d);

(c)           a duly executed Bill of Sale, substantially in the form of Exhibit B-3;

(d)           a duly executed Assignment for the FCC Licenses, substantially in the form of Exhibit B-4;

(e)           a duly executed Assignment for the Intangible Property, substantially in the form of Exhibit B-5;

(f)            the consents to assignment required under those Station Contracts listed on Schedule 1.1(c) or Schedule 1.1(f) and marked with a “‡”, if any, duly executed by the appropriate Persons, and which shall be in full force and effect without conditions materially adverse to Buyer, except as expressly provided in such agreement; and

(g)           an opinion of counsel to Seller substantially in the form attached hereto as Exhibit C.

6.3          Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(a)           the certificate described in Section 5.2(a);

(b)           the documents described in Section 5.2(d); and

(c)           the Purchase Price.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1          Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 18 months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under: (a) Section 2.15 (Taxes), which shall survive until the expiration of any applicable statute of limitations, (b) Section 2.17 (No Finder) and Section 3.8 (No Finder), each of which shall survive indefinitely, and (c) the provisions in Section 2.7 (FCC Licenses), Section 2.8 (Tangible Personal Property), Section 2.11 (Real Property) and Section 2.16 (Sufficiency and Title to Station Assets) relating to title, each of which shall survive indefinitely, and (d) Section 2.12 (Environmental), which shall survive indefinitely.  None of the covenants and agreements shall survive the Closing except to the extent such covenants and agreements contemplate performance after the Closing, in which case such covenants and agreements shall survive until performed.  No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

7.2          Indemnification.

(a)           Subject to Section 7.1, from and after the Effective Time, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective employees, officers, directors, shareholders and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, expenses, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses (“Losses”)) incurred by such Buyer Indemnified Party arising out of or resulting from (i) Seller’s breach of any of the representations or warranties contained in this Agreement, any Seller Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any breach or nonfulfillment of any agreement or covenant of Seller under the terms of this Agreement or any Seller Ancillary Agreement; and (iii) the Retained Liabilities.  Seller shall have no liability to Buyer under clause (i) of this Section 7.2(a) until, and only to the extent that, Buyer’s aggregate Losses exceed 1% of the Purchase Price, and the maximum liability of Seller under clause (i) of this Section 7.2(a) shall be an amount equal to 50% of the Purchase Price.

(b)           Subject to Section 7.1, from and after the Effective Time, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, officers, directors, shareholders and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by such Seller Indemnified Party arising out of or resulting from (i) Buyer’s breach of any of its representations or warranties contained in this

Agreement, any Buyer Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement or any Buyer Ancillary Agreement; and (iii) the Assumed Obligations.  Buyer shall have no liability to Seller under clause (i) of this Section 7.2(b) until, and only to the extent that, Seller’s aggregate Losses exceed 1% of the Purchase Price, and the maximum liability of Buyer under clause (i) of this Section 7.2(b) shall be an amount equal to 50% of the Purchase Price.

7.3          Procedures.  The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a failure to give or a delay in giving such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

(a)           The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

(b)           In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within 20 days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c)           Anything herein to the contrary notwithstanding (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment, unless such judgment, settlement or compromise includes the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

7.4          Computation of Indemnifiable Losses.  Any amount payable pursuant to this Article VII shall be decreased to the extent of (a) any amounts actually recovered by the indemnified party from any third party (including insurance proceeds) in respect of an indemnifiable Loss, and (b) any net Tax benefit actually realized by the indemnified party arising out of an indemnifiable Loss.  The indemnifying party and the indemnified party shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case.  The indemnified party shall use its commercially reasonable efforts to pursue payment under or from any insurer or third-party in respect of such Losses.  While its indemnification obligations under this Article VII remain in effect, Buyer shall maintain insurance on the Stations and their assets in amounts and types substantially comparable to that maintained on other radio stations owned by Buyer and its Affiliates.

7.5          Sole Remedy.  After the Closing, and except with respect to common law fraud or willful misconduct, the right to indemnification under this Article VII shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement, provided that nothing in this Section 7.5 shall limit a party’s right to seek equitable relief in connection with the non-performance of any agreement or covenant contained in this Agreement, any Buyer Ancillary Agreement or Seller Ancillary Agreement that contemplates performance after the Closing.  Neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of any Indemnified Party.

ARTICLE VIII
TERMINATION RIGHTS

8.1          Termination.

(a)           This Agreement may be terminated prior to Closing by either Buyer or Seller upon written notice to the other following the occurrence of any of the following:

(i)            if the other party is in material breach or default of this Agreement or does not perform in all material respects the obligations to be performed by it under this Agreement on the Closing Date such that the conditions set forth in Sections 5.1(a) and 5.2(a), as applicable, would not be satisfied and such breach or default has not been waived by the party giving such termination notice;

(ii)           if there shall be any Law that prohibits consummation of the sale of the Stations or if a Governmental Authority of competent jurisdiction shall have issued a final, nonappealable Government Order enjoining or otherwise prohibiting consummation of the sale of the Stations;

(iii)          if the FCC denies the FCC Application; or

(iv)          if the Closing has not occurred by the date that is 18 months from the date of this Agreement (the “Upset Date”).

(b)           This Agreement may be terminated prior to Closing by mutual written consent of Buyer and Seller.

(c)           If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 8.1(a)(i), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default.  Except for a failure to pay the Purchase Price, the defaulting party shall have 20 days from receipt of such notice to cure such default; provided, however, that if the breach or default is incapable of cure within such 20-day period, the cure period shall be extended, as long as the defaulting party is diligently and in good faith attempting to effectuate a cure, provided that in no event shall such cure period extend beyond the date which would otherwise have been the Closing Date in the absence of such breach or default.  Nothing in this Section 8.1(c) shall be interpreted to extend the Upset Date.

(d)           If this Agreement is terminated by Seller pursuant to Section 8.1(a)(i), then Seller shall be entitled to an amount equal to 10% of the Purchase Price as liquidated damages.  If Buyer contests Seller’s right to liquidated damages, then the prevailing party in any Action initiated by Seller to enforce its rights to liquidated damages shall be entitled to payment by the other party of the reasonable attorneys’ fees incurred by the prevailing party in such Action.  The parties understand and agree that the amount of liquidated damages represents Seller’s and Buyer’s reasonable estimate of actual damages and does not constitute a penalty.  Notwithstanding any other provision of this Agreement to the contrary, in the event that Seller terminates this Agreement pursuant to Section 8.1(a)(i), the payment of 10% of the Purchase Price, together with any attorneys’ fees pursuant to this Section 8.1(d), shall be Seller’s sole and exclusive remedy for damages of any nature or kind that Seller may suffer as a result of Buyer’s breach or default under this Agreement.

8.2          Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement (other than Sections 4.3(c) and 4.3(d), this Article VIII and Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7 and 10.8, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this Article VIII; provided, however, that nothing in this Section 8.2 shall (subject to the limitations in Section 8.1(d)) relieve any party from liability for any breach of this Agreement prior to termination.

8.3          Specific Performance.  In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement; provided, however, that, if prior to Closing Seller terminates this Agreement pursuant to Section 8.1(a)(i), then Seller’s sole remedy shall be termination of this Agreement, receipt of the liquidated damages and the payment of any attorney’s fees pursuant to Section 8.1(d), except for any failure by Buyer to comply with its obligations related to confidentiality, as to which Seller shall be entitled to all available rights and remedies, including without limitation specific performance.  The parties acknowledge that the Stations are unique properties as to which an adequate remedy at law may not exist.  Each party waives any requirement that the other party post a bond or other security in connection with pursuing equitable or injunctive relief under this Agreement.  As a condition to seeking specific performance of Seller’s obligation to consummate the assignment of the Station Assets to Buyer, Buyer shall not be required to have tendered the Purchase Price, but shall be ready, willing and able to do so.

ARTICLE IX
TAX MATTERS

9.1          Bulk Sales.  Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

9.2          Transfer Taxes.  Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid both equally by Buyer and Seller.  The party with primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return.  Such other party shall pay an amount equal to one-half of the amount of such Transfer Taxes shown on such Tax Return in immediately available funds no later than the date that is the later of (a) five Business Days after the date of such notice or (b) two Business Days prior to the due date for such Transfer Taxes.

9.3          Taxpayer Identification Numbers.  The taxpayer identification numbers of Buyer and Seller are set forth on Schedule 9.3.

ARTICLE X
OTHER PROVISIONS

10.1        Expenses.  Except as otherwise provided herein, each party shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

10.2        Benefit and Assignment.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party may assign its rights under this Agreement without the other party’s prior written consent, which consent may not be unreasonably conditioned, withheld or delayed; provided, however, that Seller shall consent to a partial assignment of the Buyer’s rights and obligations hereunder, to the extent such assignment is necessary or appropriate for Buyer to comply with the provisions of Section 4.1(a), provided, that Buyer agrees in writing to remain ultimately liable for the performance of such obligations and that such assignment shall not materially delay the transactions contemplated by this Agreement.

(b)           Notwithstanding anything above to the contrary, either Buyer or Seller may, without the other party’s consent, (i) assign any or all of its rights and obligations under this Agreement to one or more Affiliates, provided that such assignment does not delay the receipt of the FCC Consent or the Closing and the assigning party is not relieved of liability under this Agreement, or (ii) assign any or all of its rights but not its obligations under this Agreement to any “qualified intermediary” as defined in Treas. Reg. Sec. 1.1031(k) 1(g)(4) or to any exchange accommodation titleholder as described in Revenue Procedure 2000-37 (“EAT”) (but any such assignment shall not relieve a party of its obligations under this Agreement), provided that such assignment does not delay the Closing.  If Buyer or Seller gives notice of an assignment pursuant to this Section 10.2(b), the other party shall cooperate with all reasonable requests of Buyer or Seller, as the case may be, and the qualified intermediary or EAT in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code.  Without limiting the generality of the foregoing, Buyer or Seller, as the case may be, shall provide the other party with a written acknowledgement of such notice prior to Closing, Buyer shall pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and Seller shall convey the Station Assets (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing.

10.3        No Third Party Beneficiaries.  Nothing herein, express or implied, shall be construed to confer upon or give to any other Person other than the parties hereto or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

10.4        Entire Agreement; Waiver; Amendment.  This Agreement, the Confidentiality Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.  Any matter that is disclosed in a schedule hereto in such a way as to make its relevance to the information called for by another schedule readily apparent shall be deemed to have been included in such other schedule, notwithstanding the omission of an appropriate cross reference.  No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.  No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

10.5        Headings.  The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

10.6        Computation of Time.  If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next Business Day.

10.7        Governing Law; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the law of the State of New York without regard to its principles of conflict of law.  The exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in New York, New York, and each party irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding.  BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE.  Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.

10.8        Construction.  Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

10.9        Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

If to Seller:

CBS Radio Inc.

1515 Broadway, 46th Floor

New York, NY  10036

Attention:  Walter Berger

Facsimile:  (212) 846-3999

With a copy, which shall not constitute notice, to:

CBS Corporation
51 W. 52nd Street
New York, NY 10019
Attention: General Counsel
Facsimile: (212) 975-4215

and

Leventhal Senter & Lerman PLLC
2000 K Street, N.W.
Suite 600
Washington, DC 20006-1809
Attention: Steven A. Lerman, Esq.
Facsimile: (202) 293-7783

If to Buyer:

Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, PA  19004-1121
Attention:  David J. Field
Facsimile:  610-660-5661

With a copy, which shall not constitute notice, to:

Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, PA  19004-1121
Attention:  John C. Donlevie, Esq.
Facsimile:  610-660-5641

and

Latham & Watkins LLP
555 11th Street, NW
Washington, DC  20004
Attention:  David D. Burns, Esq.
Facsimile:  202-637-2201

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile and received prior to 5:00 p.m. in the place of receipt (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

10.10      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Facsimile or other electronically delivered copies of signature pages to this Agreement, any Buyer Ancillary Agreement, any Seller Ancillary Agreement or any other document or instrument delivered pursuant to this Agreement shall be treated as between the parties as original signatures for all purposes.

ARTICLE XI
DEFINITIONS

11.1        Defined Terms.  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for Seller, Buyer or any of their respective Affiliates) mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the regular independent auditors for Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Accounts Receivable” shall have the meaning set forth in Section 1.2(c).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, provided that, with respect to Seller, Affiliate means CBS Corporation and any other Person that is directly or indirectly through one or more intermediaries controlled by CBS Corporation.

“Agreement” shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSRA, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appraisal” shall have the meaning set forth in Section 1.9.

“Assumed Obligations” shall have the meaning set forth in Section 1.3.

“Business Day,” whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Ancillary Agreements” shall have the meaning set forth in Section 3.2(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Buyer Ancillary Agreement.

“CBS Radio” shall have the meaning set forth in the Preamble to this Agreement.

“Claim” shall have the meaning set forth in Section 7.3.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” shall have the meaning set forth in Section 1.8(a).

“Communications Act” shall have the meaning set forth in Section 2.7(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.3(c).

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Damaged Asset” shall have the meaning set forth in Section 4.4.

“DOJ” shall have the meaning set forth in Section 4.1(e).

“EAT” shall have the meaning set forth in Section 10.2.

“Effective Time” shall have the meaning set forth in Section 1.6.

“Employment Commencement Date” shall have the meaning set forth in Section 4.7.

“Environmental Laws” shall have the meaning set forth in Section 2.12.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“FCC” shall have the meaning set forth in the Recitals to this Agreement.

“FCC Application” shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses.

“FCC Consent” shall mean the initial action by the FCC granting the FCC Application.

“FCC Licenses” shall have the meaning set forth in Section 1.1(a).

“Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“FTC” shall have the meaning set forth in Section 4.1(e).

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof, consistently applied.

“Governmental Authority” means any federal, state or local or any foreign government, legislature, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Contracts” means contracts that contemplate the provision of the products and services to or by another station or business of the Seller or any of its Affiliates other than or in addition to the Stations.

“HSRA” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intangible Property” shall have the meaning set forth in Section 1.1(d).

“Law” means any United States (federal, state, local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.

“Liens” shall have the meaning set forth in Section 1.1.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Multi-Market Purchase Agreement” shall have the meaning set forth in Section 4.1(c).

“Notice of Disagreement” shall have the meaning set forth in Section 1.7(g).

“Permitted Liens” means, as to any property or asset or as to the Stations, (a) the Assumed Obligations, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable; (c) zoning laws and ordinances and similar Laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Stations; (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the permits); (e) in the case of any leased asset, (1) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (2) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or impair the continued use of the property in the ordinary course of business of the Stations; (g) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business, which Liens are released at or prior to Closing, are the subject of a proration adjustment in favor of Buyer pursuant to Section 1.7 or are Retained Liabilities; and (h) any state of facts an accurate survey would show, provided same does not render title unmarketable, materially decrease the value of the property, or prevent the Real Property from being utilized in substantially the same manner currently used.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prorated Assumed Obligations” shall have the meaning set forth in Section 1.7(a).

“Prorated Station Assets” shall have the meaning set forth in Section 1.7(a).

“Public Filings” shall have the meaning set forth in Section 4.9.

“Purchase Price” shall have the meaning set forth in Section 1.5.

“Real Property” shall have the meaning set forth in Section 1.1(f).

“Real Property Leases” shall have the meaning set forth in Section 2.11.

“Reference Financial Statements” shall have the meaning set forth in Section 2.6.

“Retained Liabilities” shall have the meaning set forth in Section 1.4.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Ancillary Agreements” shall have the meaning set forth in Section 2.2(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Seller Material Adverse Effect” means a material adverse effect on: (a) the ability of Seller to perform its obligations under this Agreement or any Seller Ancillary Agreement or (b) the condition (financial or otherwise), assets, results of operations of the business and operations of the Stations, or the Station Assets, taken as a whole; provided, however, that Seller Material Adverse Effect shall not include any material adverse effect to the extent attributable to (i) any change or development generally applicable to the radio broadcast industry (including legislative or regulatory matters), (ii) general economic conditions, including any downturn caused by terrorist activity or a natural disaster, such as an earthquake or hurricane, or (iii) any public announcement of the transactions contemplated by this Agreement.

“Settlement Statement” shall have the meaning set forth in Section 1.7(e).

“Station” or “Stations” shall have the meaning set forth in the Recitals to this Agreement.

“Station Assets” shall have the meaning set forth in Section 1.1.

“Station Contracts” shall have the meaning set forth in Section 1.1(c).

“Station Employees” means all persons employed by Seller primarily in the conduct and operation of the Stations.

“Tangible Personal Property” shall have the meaning set forth in Section 1.1(b).

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“To Buyer’s knowledge” or any variant thereof shall mean to the actual knowledge, after reasonable inquiry, of any of Buyer’s president, Buyer’s chief financial officer and Buyer’s general counsel.

“To Seller’s knowledge” or any variant thereof shall mean to the actual knowledge, after reasonable inquiry, of any of Seller’s chief executive officer, Seller’s chief financial officer, Seller’s director of engineering, Seller’s regional vice presidents and regional engineers with responsibility for the Stations, and Seller’s general managers for each of the Stations.

“Tradeout Agreement” means, as to a Station, any contract, agreement or commitment, oral or written, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of such Station in consideration for any property or service in lieu of or in addition to cash.

“Transferred Employees” shall have the meaning set forth in Section 4.7(b).

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees.

“Upset Date” shall have the meaning set forth in Section 8.1(a)(iv).

11.2        Terms Generally.  The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females; feminine terms apply to males.  The term “include,” “includes” or “including” is by way of example and not limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CBS RADIO STATIONS INC.

By:
Name:
Title:

ENTERCOM COMMUNICATIONS CORP.

By:
Name:
Title:

SIGNATURE PAGE TO CBS ROCHESTER
ASSET PURCHASE AGREEMENT

LIST OF SCHEDULES

Schedule 1.1(a) – FCC Licenses

Schedule 1.1(c) – Station Contracts

Schedule 1.1(d) – Intangible Property

Schedule 1.1(f) – Real Property

Schedule 1.2(k) – Excluded Marks

Schedule 1.2(s) – Excluded Contracts

Schedule 2.4 – Seller Noncontravention

Schedule 2.6 – Financial Statements

Schedule 2.7 – FCC License Exceptions

Schedule 2.7(a) – Conditions on FCC Licenses

Schedule 2.7(b) – Pending FCC Applications

Schedule 2.7(c) – Compliance with Communications Act and FCC Licenses

Schedule 2.7(d) – Pending Petitions, Complaints, Etc.

Schedule 2.8(a) – Exception to Title of Tangible Personal Property

Schedule 2.8(b) – Condition of Tangible Personal Property

Schedule 2.10 – Exceptions as to Intangible Property

Schedule 2.12 – Environmental

Schedule 2.13(a) – Employee Information

Schedule 2.13(b) – Employee Labor and Collective Bargaining Agreements

Schedule 2.14 – Compliance with Laws

Schedule 2.16 – Transfer of Assets

Schedule 3.4 – Buyer Noncontravention

Schedule 3.6 – Buyer FCC Qualifications

Schedule 4.2 –Repairs and Capital Projects

Schedule 5.1(b) – Governmental Consents

Schedule 9.3 – Taxpayer Identification Numbers